CONTACT:

Bob Rankin, CFO and COO

House of Taylor Jewelry

310-860-2660

Investor Relations: Leigh Parrish/Erica Pettit

Financial Dynamics

212-850-5651 / 212-850-5614

FOR IMMEDIATE RELEASE

HOUSE OF TAYLOR JEWELRY, INC. NAMES LYLE M. ROSE CHIEF EXECUTIVE OFFICER AND PRESIDENT

WEST HOLLYWOOD, CA – April 10, 2008 – House of Taylor Jewelry, Inc. (NASDAQ: HOTJ) today announced the appointment of Lyle M. Rose as president and chief executive officer, effective immediately.  Jack Abramov has resigned as chairman, president and chief executive officer for personal reasons, but will serve as a consultant to the Company for a six-month transition period.

Larry Chimerine, a director for House of Taylor Jewelry, Inc., stated, “Lyle’s industry experience reflects his focus on developing key operational, sales, marketing and merchandising strategies for a variety of jewelry companies.  We anticipate that he will help shape the near-term and strategic objectives for House of Taylor Jewelry, Inc.  While we seek to evolve the business, we remain committed to developing our branded jewelry lines and to further executing our direct-to-consumer strategy.”

Mr. Rose commented, “In the past few years, HOTJ has developed unique branded jewelry lines and established relationships with various key independent retailers.  I am pleased to join the Company during this challenging time as it continues to diversify its distribution channels to seek new global opportunities.  Given HOTJ’s exciting brands, I look forward to helping the Company affirm its growth potential.”

Mr. Rose, 55, has 36 years of jewelry experience.  Most recently, Mr. Rose was a consultant in the jewelry field specializing in the areas of marketing, product and sales development.  Previously, he has served as chief executive officer of LID, Ltd., a large manufacturer of polished diamond and diamond jewelry; divisional president of Jacor Products Group, a division of Jabel Incorporated; and managing director at Emanon (H.K.) Ltd.  His experience includes managing merchandising, marketing and sales initiatives; acting as a liaison and coordinator between U.S. and Hong Kong jewelry companies; and supervising import/export retail and wholesale operations.  As a jewelry industry consultant, he specialized in operations and corporate structuring, profit enhancement techniques, sales training and merchandising.  Mr. Rose also served as past president of the New Jersey chapter of the Alexander Graham Bell Association for the Deaf and Hard of Hearing.

“It has been my honor to work with the talented and dedicated people of House of Taylor Jewelry,” said Jack Abramov.  “As a consultant to the Company and significant shareholder, I look forward to supporting the Company and Lyle throughout the transition.”

Additionally, the Company announced that Monty Abramov has resigned as Secretary and Vice President of House of Taylor Jewelry, Inc., effective immediately.

Mr. Chimerine, stated, “We thank Jack and Monty for the industry expertise that they provided to House of Taylor Jewelry, Inc. and for their assistance in the transition.”

About House of Taylor Jewelry, Inc.

House of Taylor Jewelry, Inc. is a Los Angeles-based international jewelry company whose principal shareholders include entities owned by Dame Elizabeth Taylor and Kathy Ireland, along with members of the Abramov family.  It serves fine jewelry retailers worldwide with diverse jewelry collections marketed under the brands Elizabeth®, House of Taylor Jewelry®, and Kathy Ireland Jewelry™ Exclusively for House of Taylor Jewelry.  More information on the company can be found at www.hotj.com.

Forward-Looking Statements

Certain statements included in this press release constitute forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Other factors that could cause actual results to differ materially from those set forth in the forward-looking statements include the availability of funding for current and future operations; a history of material operating losses; the ability of the company to comply with its secured debt covenants and other obligations; the acceptance of the company's branded products on-line or otherwise in the marketplace; the ability of the company to execute on its direct-to-consumer strategy; and the characteristics and pricing of the company's branded products as compared with competing products, as well as others discussed in House of Taylor Jewelry, Inc.'s filings with the Securities and Exchange Commission, including those set forth in the company’s recently filed Form 12b-25 that relates to the company’s delay in filing its annual report on Form 10-K. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. House of Taylor Jewelry, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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